EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8s (No. 333-139434, 333-139433, 333-132420, 333-128654, 333-101848) of Seagate Technology, as amended, of our reports dated August 12, 2008, with respect to the consolidated financial statements of Seagate Technology, and the effectiveness of internal control over financial reporting of Seagate Technology, included in this Annual Report (Form 10-K) for the year ended June 27, 2008.

/s/ Ernst & Young LLP

San Jose, California
August 12, 2008